Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Reports Second Quarter 2009 Results
Core Earnings of $0.35 Per Diluted Share Before Special Charges
New Orleans, LA — July 28, 2009 — Superior Energy Services, Inc. (NYSE: SPN) today announced a net loss of $68.9 million, or $0.88 per diluted share on revenue of $361.2 million for the second quarter of 2009.
Excluding non-cash special charges, the Company had adjusted net income of $27.6 million, or $0.35 per diluted share, compared with adjusted net income of $81.5 million, or $0.98 per diluted share, on revenue of $457.7 million for the second quarter of 2008. Net income as reported for the second quarter of 2008 was $71.4 million, or $0.86 per diluted share.
(Please see Non-GAAP reconciliation disclosure and table at the end of this press release.)
The second quarter 2009 results include the following special charges:
•	A non-cash, pre-tax charge of approximately $92.7 million, or $0.76 per share after tax, related to the reduction in value of a portion of the Company’s long-lived intangible assets associated with its well intervention segment due to the downturn in the oilfield services sector, especially in the U.S. land markets;

•	A non-cash, pre-tax charge of approximately $36.5 million, or $0.30 per share after tax, related to the reduction in value of the Company’s remaining equity-method investment in Beryl Oil & Gas; and,

•	Losses during the quarter of $15.7 million, or $0.13 per share after tax related to the Company’s loss in equity-method investment in Beryl Oil & Gas for the three months ended June 30, 2009.
The reduction in value of long-lived intangible assets and the writedown of the Company’s remaining equity investment in Beryl Oil & Gas do not impact the Company’s liquidity position, operational capabilities or its future cash flows.
The results also include non-cash, unrealized losses of approximately $6.0 million, or $0.05 per share after-tax, of the Company’s share of unrealized losses associated with mark-to-market changes in the value of outstanding hedging contracts at SPN Resources, LLC. The loss was due to increases in oil prices, the volatility of which makes these changes unpredictable.

For the six months ended June 30, 2009, the Company’s net loss was $12.1 million, or $0.16 per diluted share on revenue of $798.3 million as compared with net income of $170.9 million, or $2.08 per diluted share on revenue of $899.0 million for the six months ended June 30, 2008.
Operational factors impacting the second quarter include the following:
•	Total revenue decreased 21% as compared with the second quarter of 2008 (“year-over-year”) and decreased 17% as compared with the first quarter of 2009 (“sequential”). The sequential change was primarily due to lower demand for production-related services and rental tools, especially in the domestic land market areas. In addition, the Company performed less work on its large platform removal project than in the prior quarter. The project remains well ahead of schedule and on budget.

•	Well Intervention Segment revenue of $231.1 million decreased 22% over the second quarter of 2008 and decreased 20% as compared with the first quarter of 2009. Rental Tools Segment revenue was $102.5 million, a 24% decrease year-over-year and a 19% decrease sequentially. Marine Segment revenue of $27.5 million increased 6% year-over-year and increased 19% sequentially.

•	Gulf of Mexico revenue was approximately $216.0 million, or 17% lower sequentially; domestic land revenue was approximately $74.4 million, a decline of 27% from the first quarter of 2009; and international revenue was approximately $70.8 million, a sequential decrease of 3%.
Terence Hall, Chairman and CEO of Superior, stated, “We had positive earnings from our core operations during the quarter. Our product/service and geographic diversification continued to partially mitigate the impact of this challenging market environment. Industry activity — using the average number of rigs drilling for oil and natural gas as a proxy — declined at a more rapid pace than our overall revenue during the second quarter. Relative to our performance in the first quarter of 2009, our results were impacted by a confluence of events, with the most significant factors being lower demand in the domestic land markets for well intervention and rental tools and reduced contribution from our platform recovery project in the Gulf of Mexico. We partially offset these activity declines by starting new projects with some of the marine assets dedicated to the platform recovery project and increasing our international well intervention business.
“With respect to the platform recovery project, we continue to perform well ahead of schedule and expect the pace of work for the remainder of the year to be similar to what we just experienced in the second quarter. For the remainder of 2009, we expect domestic activity to stabilize and international activity to increase slightly, especially for rental tools in Latin America as we continue our expansion efforts into new markets. As a result, we anticipate that the Company’s overall business will continue its relative industry performance.”
Well Intervention Segment
Second quarter revenue for the Well Intervention Segment was $231.1 million, a 22% decrease year-over-year and a 20% decrease sequentially. Excluding the $92.7 million reduction in value of long-lived intangible assets, income from operations was $27.6 million, or 12% of segment revenue as compared with $78.2 million, or 26% of segment revenue, in the second quarter of 2008, and $61.7 million, or 21% of segment revenue, in the first quarter of 2009. This segment experienced sequential decreases in production-related service activity in both domestic land and Gulf of Mexico areas. In the domestic land market, the biggest activity declines were in cased hole wireline, coiled tubing, hydraulic workover and snubbing, and ancillary tools and services supporting drilling and production-related work. In the Gulf of Mexico, activity decreased for marine engineering and project management work, cased hole wireline, mechanical wireline and hydraulic workover and snubbing. These Gulf of Mexico activity declines were partially offset by an increase in plug and abandonment services and other decommissioning services. International revenue in this segment increased due to the commencement of two Angola projects and increases in hydraulic workover and snubbing services in Australia and the Caspian region.
Rental Tools Segment
Quarterly revenue for the Rental Tools Segment was $102.5 million, 24% lower year-over-year and 19% lower sequentially. Income from operations was $20.1 million, or 20% of segment revenue, as compared with $47.5 million, or 35% of segment revenue in the second quarter of 2008, and $35.3 million, or 28% of segment revenue in the first quarter of 2009. In the domestic land market, the largest revenue declines occurred for rentals of accommodations and stabilization equipment. Gulf of Mexico rentals decreased primarily due to fewer rentals of drill pipe and stabilization equipment in the shallow water, while deepwater rentals remained stable. Internationally, the Company experienced decreased accommodations rentals, fewer sales of manufactured stabilization equipment, and decreased drill pipe and specialty tubular rentals in Colombia, Venezuela and the North Sea. These declines were partially offset by increased rentals of drill pipe and specialty tubulars in Brazil.
Marine Segment
Marine Segment revenue was $27.5 million, 6% higher year-over-year and 19% higher sequentially. Income from operations was $4.9 million, or 18% of segment revenue, up from $1.4 million, or 6% of segment revenue in the second quarter of 2008, and up from $2.8 million, or 12% of segment revenue in the first quarter of 2009. Average daily revenue in the second quarter was approximately $302,000, inclusive of subsistence revenue, as compared with approximately $286,000 per day in the second quarter of 2008 and approximately $257,000 in the first quarter of 2009. Average fleet utilization was 53% as compared with 57% in the second quarter of 2008 and 48% in the first quarter of 2009. Income from operations as a percentage of revenue increased from the first quarter of 2009 as a result of higher utilization and the contribution from two new 265-ft. class liftboats, which entered the fleet during the period.

Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended June 30, 2009
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145’-155’	10	$7,051	34.3%
160’-175’	8	8,803	41.3%
200’	5	11,058	63.7%
230’-245’	3	29,284	86.4%
250’	2	34,527	97.3%
265’	2	34,559	80.9%
Equity-Method Investments
The Company’s losses in equity-method investment include the aforementioned quarterly losses at Beryl Oil & Gas and non-cash, unrealized losses from hedging contracts impacting the Company’s earnings from its equity-method investment in SPN Resources. Excluding these items, earnings from equity-method investments were $2.2 million.
Reduction in Value of Long-Lived Intangible Assets and Equity-Method Investment
In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company concluded that $92.7 million, before taxes, of its long-lived intangible assets was impaired as a result of declining global economic conditions and the downturn in the oilfield services sector, especially in the U.S. land markets, which led the Company to believe a triggering event had occurred requiring the impairment test.
The Company’s remaining $36.5 million equity investment in Beryl Oil & Gas was deemed impaired by the Company following the results of Beryl’s consideration of its strategic alternatives after it defaulted under its credit agreement primarily due to 2008 hurricane related pipeline curtailments and reduced oil and gas prices.
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Wednesday, July 29, 2009. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9868. For those who cannot listen to the live call, a telephonic replay will be available through Wednesday, August 5, 2009 and may be accessed by calling 303-590-3030 and using the pass code 4112171#. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2009 and 2008
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
		As Adjusted		As Adjusted
		(Note 1)		(Note 1)

Oilfield service and rental revenues	$361,161	$457,655	$798,270	$843,974
Oil and gas revenues	—	—	—	55,072

Total revenues	361,161	457,655	798,270	899,046

Cost of oilfield services and rentals	197,268	222,097	419,733	413,229
Cost of oil and gas sales	—	—	—	12,986

Total cost of services, rentals and sales (exclusive of items shown separately below)	197,268	222,097	419,733	426,215

Depreciation, depletion, amortization and accretion	50,978	41,954	100,846	83,833
General and administrative expenses	60,283	66,426	125,269	136,032
Reduction in value of intangible assets	92,683	—	92,683	—
Gain on sale of businesses	—	3,058	—	40,946

Income (loss) from operations	(40,051)	130,236	59,739	293,912
Other income (expense):
Interest expense, net	(11,720)	(11,023)	(25,008)	(23,206)
Losses from equity-method investments, net	(19,426)	(7,765)	(17,170)	(3,808)
Reduction in value of equity-method investment	(36,486)	—	(36,486)	—

Income (loss) before income taxes	(107,683)	111,448	(18,925)	266,898
Income taxes	(38,766)	40,081	(6,813)	96,002

Net income (loss)	$(68,917)	$71,367	$(12,112)	$170,896

Basic earnings (loss) per share	$(0.88)	$0.88	$(0.16)	$2.12

Diluted earnings (loss) per share	$(0.88)	$0.86	$(0.16)	$2.08

Weighted average common shares used in computing earnings per share:
Basic	78,153	80,749	78,093	80,762

Diluted	78,153	82,942	78,093	82,134

Note 1
On January 1, 2009, we adopted Financial Accounting Standards Board Staff Position APB 14-1 which changed the accounting for the Company’s 1.5% senior exchangeable notes. The comparative Statement of Operations for the three and six months ended June 30, 2008 has been adjusted to comply with FSP APB 14-1 on a retrospective basis.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2009 AND DECEMBER 31, 2008
(in thousands)

	6/30/2009	12/31/2008
		As Adjusted
		(Note 1)
ASSETS

Current assets:
Cash and cash equivalents	$36,590	$44,853
Accounts receivable, net	332,128	360,357
Income taxes receivable	7,277	—
Prepaid expenses	30,384	18,041
Other current assets	335,692	223,598

Total current assets	742,071	646,849

Property, plant and equipment, net	1,217,178	1,114,941
Goodwill, net	482,216	477,860
Equity-method investments	59,692	122,308
Intangible and other long-term assets, net	37,198	128,187

Total assets	$2,538,355	$2,490,145

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$80,609	$87,207
Accrued expenses	162,466	152,536
Income taxes payable	—	20,861
Deferred income taxes	67,742	36,830
Current maturities of long-term debt	810	810

Total current liabilities	311,627	298,244

Deferred income taxes	200,116	246,824
Long-term debt, net	718,005	654,199
Other long-term liabilities	40,915	36,605
Total stockholders’ equity	1,267,692	1,254,273

Total liabilities and stockholders’ equity	$2,538,355	$2,490,145

Note 1
On January 1, 2009, we adopted Financial Accounting Standards Board Staff Position APB 14-1 which changed the accounting for the Company’s 1.5% senior exchangeable notes. The comparative Balance Sheet as of December 31, 2008 has been adjusted to comply with FSP APB 14-1 on a retrospective basis.

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended June 30, 2009, March 31, 2009 and June 30, 2008
(Unaudited)
(in thousands)

	Three months ended,
Revenue	June 30, 2009	March 31, 2009	June 30, 2008
Well Intervention	$231,121	$288,057	$296,891
Rental Tools	102,533	125,944	134,773
Marine	27,507	23,108	25,991

Total Revenues	$361,161	$437,109	$457,655

	Three months ended,
Gross Profit (1)	June 30, 2009	March 31, 2009	June 30, 2008
Well Intervention	$83,607	$122,568	$135,410
Rental Tools	69,231	83,908	93,438
Marine	11,055	8,168	6,710

Total Gross Profit	$163,893	$214,644	$235,558

	Three months ended,
Income from Operations	June 30, 2009	March 31, 2009	June 30, 2008
Well Intervention (2)	$(65,094)	$61,700	$78,202
Rental Tools	20,123	35,309	47,531
Marine	4,920	2,781	1,445
Gain on Sale of Business	—	—	3,058

Total Income (Loss) from Operations	$(40,051)	$99,790	$130,236

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(2)	Income from operations in the Well Intervention Segment for the three months ended June 30, 2009 includes a reduction in value of long-lived intangible assets of $92.7 million.

NON-GAAP RECONCILIATION
We report our financial results in conformity with U.S. generally accepted accounting principles (GAAP). However, the Company provides non-GAAP adjusted net income and non-GAAP adjusted earnings per share because management believes that in order to properly understand the Company’s operational trends and performance, investors may wish to consider the impact of adjustments for non-operating items (such as special charges from impairments and unrealized earnings (losses) from mark-to-market changes in hedging contracts and other non-recurring and/or non-cash charges) resulting from facts and circumstances, including acquisitions, divestitures, changes in commodity prices, and other non-recurring items. Management uses adjusted net income and adjusted diluted earnings per share to evaluate the Company’s operational trends and historical performance on a consistent basis. Also, management believes adjusted net income and adjusted diluted earnings per share are more comparable to earnings estimates provided by research analysts. The adjusted amounts are not measures of financial performance under GAAP.
A reconciliation of net income, the GAAP measure most directly comparable to non-GAAP adjusted earnings per share, is below. Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s reported results prepared in accordance with GAAP.

	Three Months Ended
	June 30,
	2009	2008

Net income (loss) as reported	$(68,917)	$71,367

Pre-tax adjustments:
Reduction in value of intangible assets	92,683	—
Reduction in value of equity-method investment in Beryl Oil & Gas	36,486	—
(Earnings) losses from equity-method investment in Beryl Oil & Gas	15,683	(989)
Unrealized losses from equity-method investment hedging contracts at SPN Resources, LLC	5,972	19,934
Gain on sale of businesses	—	(3,058)

Total pre-tax adjustments	150,824	15,887

Income tax effect of adjustments	(54,297)	(5,719)

Non-GAAP adjusted net income	$27,610	$81,535

Non-GAAP adjusted diluted earnings per share	$0.35	$0.98

Weighted average common shares used in computing diluted earnings per share	78,153	82,942